Exhibit 99.1

BioAmber Inc. Receives Notice of Delisting by TSX

Montreal, Canada, February 16, 2018. BioAmber Inc. (OTCPK: BIOA) announced today that the Toronto Stock Exchange (TSX) has notified the Company that it has determined to suspend trading in the Company’s shares of common stock, effective February 16, 2018, and to delist the Company’s securities effective at the close of market on March 16, 2018.

These measures were taken due to the Company not meeting the continued listing requirements of the TSX. Notification by the TSX of expedited listing review was announced on February 13, 2018

The Company’s shares currently trade on the OTC Pink Sheets. The TSX notification does not affect the Company’s business operations or its Securities and Exchange Commission (“SEC”) or applicable Canadian reporting requirements, and does not constitute an event of default under any of the Company’s debt obligations

About BioAmber

BioAmber (OTCPK: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products. For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about BioAmber, including but not limited to statements with respect to BioAmber’s plans to consummate its proposed underwritten offering of common stock and warrants. BioAmber may use words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected” or the negative of such words or other similar words or phrases to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not BioAmber will be able to generate sufficient cash flows and obtain the additional financing necessary to continue as a going concern and to grow its business, develop its products and respond to competitive pressures, the impact of the termination of BioAmber’s joint venture with Mitsui & Co. Ltd. on its ability to maintain and expand its operations at its Sarnia, Ontario facility, market and other conditions, the satisfaction of customary closing conditions related to the underwritten offering of common stock and warrants, our ability to maintain the listing of our common stock on the NYSE, BioAmber’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber’s public filings with the SEC, including the risks discussed under the heading “Item 1.A Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and under the heading “Risk Factors” of the prospectus supplement for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and BioAmber undertakes no obligation to update such statements as a result of new information.

BioAmber Investor Contact

Roy McDowall

Sr. VP Business Development

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com